Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Contango Ore, Inc. of our report dated September 15, 2017, relating to the consolidated financial statements of Contango Ore, appearing in the Annual Report on Form 10-K of Contango Ore, Inc. for the year ended June 30, 2017.

/s/ Hein & Associates LLP

Hein & Associates LLP
 Houston, Texas

December 15, 2017